Filed Pursuant to Rule 424(b)(4)

Registration No. 333-286529

Prospectus

325,000 Shares of Common Stock

3,627,570 Pre-Funded Warrants to Purchase up to 3,627,570 Shares of Common Stock

3,952,570 Series F Common Warrants to Purchase up to 3,952,570 Shares of Common Stock

Up to 3,627,570 Shares of Common Stock Underlying such Pre-Funded Warrants

Up to 3,952,570 Shares of Common Stock Underlying such Series F Common Warrants

CNS Pharmaceuticals, Inc.

We are offering on a reasonable best efforts basis 325,000 shares of our common stock together with series F warrants (each, a “Series F warrant” or “common warrant”) to purchase up to 3,952,570 shares of our common stock at a combined public offering price of $1.265 per share and accompanying common warrant. Each common warrant will be exercisable for one share of our common stock and have an exercise price of $1.14 per share. Each common warrant will be exercisable upon issuance (the “Initial Exercise Date”). The Series F warrants will expire five years from the Initial Exercise Date.

The shares of common stock and common warrants will be issued separately and will be immediately separable upon issuance but will be purchased together in this offering. This prospectus also relates to the shares of common stock issuable upon exercise of the common warrants sold in this offering.

We are also offering pre-funded warrants (the “pre-funded warrants” and together with the common warrants, the “warrants”) to purchase up to 3,627,570 shares of common stock to those investors whose purchase of shares of common stock in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering, in lieu of shares of common stock that would result in beneficial ownership in excess of 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock. Each pre-funded warrant is exercisable for one share of common stock and has an exercise price of $0.001 per share. The combined purchase price per pre-funded warrant and accompanying common warrant is equal to $1.264, which is equal to the combined purchase price per share of common stock and accompanying common warrant less $0.001. Each pre-funded warrant will be exercisable immediately upon issuance and may be exercised at any time until exercised in full. The pre-funded warrants and common warrants will be issued separately and will be immediately separable upon issuance but will be purchased together in this offering. This prospectus also relates to the shares of common stock issuable upon exercise of the pre-funded warrants sold in this offering.

We refer to the common stock and warrants to be sold in this offering collectively as the “securities.”

These securities are being sold in this offering to certain purchasers under a securities purchase agreement between us and such purchasers. The securities are expected to be issued in a single closing and the combined public offering price per share of common stock or pre-funded warrant and accompanying common warrant will be fixed for the duration of this offering. We will deliver all securities to be issued in connection with this offering delivery versus payment or receipt versus payment, as the case may be, upon receipt of investor funds received by us.

Our common stock is listed on the Nasdaq Capital Market under the symbol “CNSP.” On May 8, 2025, the last reported sale price of our common stock on Nasdaq was $1.12 per share. There is no established public trading market for the warrants and we do not expect a market to develop. In addition, we do not intend to apply for a listing of the warrants on any national securities exchange or other trading system.

We have engaged A.G.P./Alliance Global Partners to act as our sole placement agent (the “placement agent”) in connection with this offering. The placement agent has agreed to use its reasonable best efforts to arrange for the sale of the securities offered by this prospectus. The placement agent is not purchasing or selling any of the securities we are offering and the placement agent is not required to arrange the purchase or sale of any specific number of securities or dollar amount. We have agreed to compensate the placement agent as set forth in the table below, which assumes that we sell all of the securities offered by this prospectus. Because there is no minimum number of securities or minimum aggregate amount of proceeds for this offering to close, we may sell fewer than all of the securities offered hereby, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to pursue the business goals outlined in this prospectus. Because there is no escrow account and there is no minimum offering amount, investors could be in a position where they have invested in our company, but we are unable to fulfill our objectives due to a lack of interest in this offering. Also, any proceeds from the sale of securities offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan. This offering will end no later than May 30, 2025, except that the shares of common stock underlying the warrants will be offered on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”).

You should read this prospectus, together with additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information,” carefully before you invest in any of our securities.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act and we have elected to comply with certain reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 7 of this prospectus for a discussion of risks that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share and accompanying Common Warrant	Per Pre-Funded Warrant and accompanying Common Warrant	Total
Public offering price	$1.265	$1.264	$$4,996,373.48
Placement Agent fees (1)	$0.089	$0.088	$$349,746.14
Proceeds to us, before expenses(2)	$1.176	$1.175	$$4,646,627.34

(1)	We have agreed to pay the placement agent a cash fee equal to 7.0% of the aggregate proceeds of this offering and to reimburse the placement agent for certain of its offering-related expenses. See “Plan of Distribution” beginning on page 23 of this prospectus for a description of the compensation to be received by the placement agent.
(2)	The amount of the proceeds to us presented in this table does not give effect to any exercise of the warrants.

Delivery of the shares and warrants is expected to be made on or about May 14, 2025, subject to satisfaction of customary closing conditions.

__________________

Sole Placement Agent

A.G.P.

The date of this prospectus is May 13, 2025

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC to register the securities offered hereby under the Securities Act. We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to these offerings. You should carefully read this prospectus before deciding to invest in our securities.

We have not, and the placement agent has not, authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: We have not, and the placement agent has not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the United States.

This prospectus may contain references to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork, and other visual displays, may appear without the ® or TM symbols. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other company.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

This prospectus contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. We obtained the industry and market data in this prospectus from our own research as well as from industry and general publications, surveys and studies conducted by third parties. This data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty. We caution you not to give undue weight to such projections, assumptions and estimates.

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Prospectus Summary

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire prospectus carefully, including the “Risk Factors” section in this prospectus. References in this prospectus to “we”, “us”, “its”, “our” or the “Company” are to CNS Pharmaceuticals, Inc., as appropriate to the context.

Overview

We are a clinical pharmaceutical company organized as a Nevada corporation in July 2017 to focus on the development of anti-cancer drug candidates for the treatment of brain and central nervous system tumors, based on intellectual property that we license under license agreements with Cortice Biosciences, Inc. (“Cortice”) and own pursuant to a collaboration and asset purchase agreement with Reata Pharmaceuticals, Inc. (“Reata”).

We believe our drug candidates, TPI 287 and Berubicin, may be significant developments in the treatment of Glioblastoma and other CNS malignancies, and if approved by the U.S. Food and Drug Administration (“FDA”), could give Glioblastoma patients important new therapeutic alternatives to the current standard of care. Glioblastomas are tumors that arise from astrocytes, which are star-shaped cells making up the supportive tissue of the brain. These tumors are usually highly malignant (cancerous) because the cells reproduce quickly, and they are supported by a large network of blood vessels. Berubicin is an anthracycline, which is a class of drugs that are among the most powerful and extensively used chemotherapy drugs known. TPI 287 is an abeotaxane, and is related to the family of common chemotherapy drugs known as taxanes. Based on limited clinical and preclinical data, we believe TPI 287 is the first taxane that appears to cross the blood brain barrier (“BBB”) in significant concentrations targeting brain cancer cells. Based on clinical and preclinical data, Berubicin is the first anthracycline that appears to cross the BBB in significant concentrations targeting brain cancer cells. While our focus is currently on the development of TPI 287 and Berubicin, we are also in the process of attempting to secure intellectual property rights to additional compounds that we plan to develop into drugs to treat CNS and other cancers.

TPI 287 had previously been granted Orphan Drug Designation (“ODD”) status by the FDA. ODD from the FDA is available for drugs targeting diseases with less than 200,000 cases per year. ODD may enable market exclusivity of 7 years from the date of approval of a New Drug Application (“NDA”) in the United States. During that period the FDA generally could not approve another product containing the same drug for the same designated indication. Orphan drug exclusivity will not bar approval of another product under certain circumstances, including if a subsequent product with the same active ingredient for the same indication is shown to be clinically superior to the approved product on the basis of greater efficacy or safety, or providing a major contribution to patient care, or if the company with orphan drug exclusivity is not able to meet market demand. The ODD strengthens our intellectual property protections although the Company is exploring if there are other patents that could be filed related to TPI 287 to extend additional protections.

TPI 287 is an abeotaxane and is an investigational chemotherapy agent classified as a third-generation taxane derivative. It was developed to address some of the limitations of earlier taxanes like paclitaxel (Taxol) and docetaxel (Taxotere), particularly issues related to drug resistance and poor penetration of the BBB. As a synthetic, lipophilic compound, TPI 287 is designed to be brain-penetrant, potentially allowing it to reach CNS tumors more effectively than its predecessors. Like other taxanes, TPI 287’s mechanism of action is to stabilize microtubules, which disrupts cell division and induces apoptosis. However, one of its notable advantages is its reduced susceptibility to drug efflux pumps such as P-glycoprotein (P-gp), a common mechanism by which cancer cells develop resistance to chemotherapy. This feature gives TPI 287 potential utility in treating drug-resistant cancers in the CNS.

TPI 287 has been studied in early-phase clinical trials (Phase I and II) in over 300 patients for several indications, including Glioblastoma, metastatic breast cancer with brain metastases, non-small cell lung cancer (“NSCLC”), castration-resistant prostate cancer, and neuroblastoma. TPI 287 represents a promising candidate for treating cancers involving the CNS, as well as those that have become resistant to traditional taxane therapies. While it has shown promise in limited clinical trials, further clinical development is necessary to determine its future in neuro-oncology.

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Berubicin was discovered at The University of Texas M.D. Anderson Cancer Center (“UTMDACC”) by Dr. Waldemar Priebe, the founder of the Company. Through a series of transactions, Berubicin was initially licensed to Reata. Reata initiated several Phase I clinical trials with Berubicin for CNS malignancies, one of which was for malignant gliomas, but subsequently allowed their Investigational New Drug (“IND”) with the FDA to lapse for strategic reasons. This required us to obtain a new IND for Berubicin before beginning further clinical trials. On December 17, 2020, we announced that our IND application with the FDA for Berubicin for the treatment of Glioblastoma Multiforme was in effect. We initiated this trial for patient enrollment during the second quarter of 2021 with the first patient dosed during the third quarter of 2021 to investigate the efficacy of Berubicin in adults with Glioblastoma Multiforme who have failed first-line therapy. The first patient on the trial was treated during the third quarter of 2021. Correspondence between the Company and the FDA resulted in modifications to our initial trial design, including designating overall survival (OS) as the primary endpoint of the study. OS is a rigorous endpoint that the FDA has recognized as a basis for approval of oncology drugs when a statistically significant improvement can be shown relative to a randomized control arm.

On March 25, 2025, CNS released topline data from a primary analysis of a clinical trial being conducted to evaluate the efficacy of Berubicin in patients with Glioblastoma Multiforme who have failed primary treatment for their disease. The trial, compares the efficacy of Berubicin to that of Lomustine, a current standard of care in this setting, with a 2 to 1 randomization of the 252 patients to Berubicin or Lomustine. Patients receiving Berubicin were administered a 2-hour IV infusion of 7.5 mg/m2 berubicin hydrochloride daily for three consecutive days followed by 18 days off (a 21-day cycle). Lomustine is administered orally once every six weeks. The trial design included a pre-planned, non-binding interim futility analysis. We reached the criteria required by the study protocol to conduct this interim futility analysis, which an independent Data Safety Monitoring Board (“DSMB”) was responsible for conducting. The DSMB’s charter mandated that they review the primary endpoint, Overall Survival, as well as secondary endpoints and safety data to determine whether the efficacy data for the risk-benefit profile warrants modification or discontinuation of the study. On December 18, 2023, we released the DSMB’s recommendation which was to continue the study without modification. The recently released topline data showed that although Berubicin produced clinically relevant outcomes that appear to be comparable (although the trial was not powered to determine non-inferiority) to Lomustine across multiple endpoints, it did not demonstrate a statistically significant difference in overall survival, the primary endpoint. Nevertheless, given the dearth of alternative approved therapies for GBM, we believe Berubicin has demonstrated potential value as a possible treatment for Glioblastoma. As such we are currently evaluating whether any potential paths forward exist for the program. Any such path will be planned and executed in consultation with the FDA. Even if Berubicin is approved, there is no assurance that patients will choose an infusion treatment, as compared to the current standard of care, which requires oral administration.

We do not have manufacturing facilities and all manufacturing activities are contracted out to third parties. Additionally, we do not have a sales organization.

On November 21, 2017, we entered into a Collaboration and Asset Purchase Agreement with Reata (the “Reata Agreement”). Pursuant to the Reata Agreement we purchased all of Reata’s intellectual property and development data regarding Berubicin, including all trade secrets, knowhow, confidential information and other intellectual property rights.

On December 28, 2017, we obtained the rights to a worldwide, exclusive royalty-bearing, license to the chemical compound commonly known as Berubicin from HPI in an agreement we refer to as the HPI License. HPI is affiliated with our founder, Dr. Priebe. Under the HPI License we obtained the exclusive right to develop certain chemical compounds for use in the treatment of cancer anywhere in the world. In the HPI License we agreed to pay HPI: (i) development fees of $750,000 over a three-year period beginning November 2019; (ii) a 2% royalty on net sales; (iii) a $50,000 per year license fee; (iv) milestone payments of $100,000 upon the commencement of a Phase II trial and $1.0 million upon the approval of a New Drug Application (“NDA”) for Berubicin; and (v) 3 shares of our common stock. The patents we licensed from HPI expired in March 2020. On March 23, 2025, the Company terminated the HPI License.

On June 10, 2020, the FDA granted ODD for Berubicin for the treatment of malignant gliomas. The ODD now constitutes our primary intellectual property protections related to Berubicin although the Company is exploring other patents that could be filed related to Berubicin to extend additional protections. We believe we have all rights and intellectual property necessary to develop Berubicin. As stated earlier, it is our plan to obtain additional intellectual property covering other compounds which, subject to the receipt of additional financing, may be developed into drugs for brain and other cancers.

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On July 29, 2024, we entered into an Exclusive License Agreement and Stock Purchase Agreement (collectively, the “Cortice Agreements”) with Cortice Biosciences, Inc. (“Cortice”) pursuant to which Cortice granted us an exclusive license to the intellectual property rights related to certain patents around the compound TPI 287 in the United States, Canada, Mexico and Japan. The term of the license will expire, other than due to a breach of the Cortice Agreements, at the end of the royalty term with respect to any licensed product in any of the included territories, which begins upon the first commercial sale in such territory and ends on the latest of (i) ten years after such sale, (ii) the expiration of regulatory or marketing exclusivity for such licensed product in such country, or (c) the expiration of the last to expire valid patent claim in such country covering such licensed product.

Company Information

Our principal executive offices are located at 2100 West Loop South, Suite 900, Houston, TX 77027 and our telephone number is (800) 946-9185. Our website address is www.cnspharma.com. The information on or accessible through our website is not part of this prospectus.

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THE OFFERING

Common stock we are offering	325,000 shares of common stock.
Pre-funded warrants we are offering	We are also offering 3,627,570 pre-funded warrants to purchase up to 3,627,570 shares of common stock in lieu of shares of common stock to any purchaser whose purchase of shares of common stock in this offering would otherwise result in such purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the purchaser’s election, 9.99%) of our outstanding common stock immediately following the consummation of this offering. Each pre-funded warrant will be exercisable for one share of common stock, will have an exercise price of $0.001 per share, will be immediately exercisable, and may be exercised at anytime until exercised in full. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the pre-funded warrants.
Common warrants we are offering	We are also offering 3,952,570 Series F warrants to purchase up to 3,952,570 shares of common. Each common warrant will be exercisable for one share of common stock, will have an exercise price of $1.14 per share. Each common warrant will be exercisable beginning on the Initial Exercise Date. The Series F warrants will expire five years from the Initial Exercise Date. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the common warrants.
Common stock outstanding immediately before this offering	2,944,381 shares
Common stock outstanding immediately after this offering	3,269,381 shares, assuming no exercise of any pre-funded warrants, or 6,896,951 shares assuming the exercise of the pre-funded warrants, and assuming none of the common warrants issued in this offering are exercised.
Use of proceeds	We estimate that the net proceeds from this offering will be approximately $4.6 million after deducting the placement agent fees and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for working capital and general corporate purposes. See “Use of Proceeds” on page 13 for a more complete description of the intended use of proceeds from this offering.
Reasonable best efforts offering	We have agreed to offer and sell the securities offered hereby to the purchasers through the placement agent. The placement agent is not required to buy or sell any specific number or dollar amount of the securities offered hereby, but will use their reasonable best efforts to solicit offers to purchase the securities offered by this prospectus. See “Plan of Distribution” on page 23 of this prospectus.
Risk Factors	An investment in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus and the other information included in this prospectus for a discussion of the risk factors you should carefully consider before deciding to invest in our securities.
Nasdaq listing symbol	Our common stock is listed on The Nasdaq Capital Market under the symbol “CNSP.” There is no established trading market for the common warrants or pre-funded warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the common warrants or pre-funded warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the common warrants and pre-funded warrants will be limited.

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The number of shares of common stock to be outstanding after this is based on 2,944,381 shares outstanding as of May 8, 2025, and excludes:

•	59,579 shares of common stock underlying outstanding warrants at a weighted average exercise price of $465.88 per share;
•	270 shares of common stock underlying outstanding options with a weighted average exercise price of $33,000.37 per share, which options vest over a three to four-year period;
•	119 shares of common stock underlying Restricted Stock Units which vest over a four-year period and Performance Units which vest based on our performance against predefined share price targets and the achievement of Positive Interim, Clinical Data as defined by the Board;
•	1,376 shares available for future issuance under the CNS Pharmaceuticals, Inc. 2020 Stock Plan; and
•	the shares of common stock issuable upon exercise of the pre-funded warrants and the common warrants issued in this offering.

Except as otherwise indicated, the information in this prospectus assumes no exercise of options or exercise of warrants or sale of pre-funded warrants in this offering.

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Risk Factors

Investing in our securities involves a high degree of risk. Before investing in our securities, you should consider carefully the risks and uncertainties discussed under “Risk Factors” in our latest annual report on Form 10-K and subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. You should carefully consider each of the following risks, together with all other information set forth in this prospectus, including the financial statements and the related notes, before making a decision to buy our securities. If any of the following risks actually occurs, our business could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to this Offering

We have in the past been unable to maintain compliance with the listing requirements of The Nasdaq Capital Market, and any future failure to maintain compliance could subject our common stock to be delisted from The Nasdaq Capital Market, which could have a material adverse effect on our financial condition and could make it more difficult for you to sell your shares.

Our common stock is listed on The Nasdaq Capital Market, and we are therefore subject to its continued listing requirements, including requirements with respect to the market value of publicly-held shares, market value of listed shares, minimum bid price per share, and minimum stockholder's equity, among others, and requirements relating to board and committee independence. If we fail to satisfy one or more of the requirements, we may be delisted from The Nasdaq Capital Market.

During 2024, we were not in compliance with the requirement to maintain a closing bid price of $1.00 per share (the “Minimum Bid Price Requirement”) pursuant to Nasdaq Listing Rule 5550(a)(2), and we were not in compliance with the minimum $2,500,000 stockholders’ equity requirement for continued listing set forth in Listing Rule 5550(b) (the “Equity Requirement”). As of the date of the registration statement of which this prospectus forms a part, we are in compliance with both requirements. However, with respect to the Equity Requirement, pursuant to Nasdaq Listing Rule 5815(d)(4)(B), we are subject to a Mandatory Panel Monitor until September 10, 2025. If, within that monitoring period, the Staff finds us again out of compliance with the Equity Requirement, notwithstanding Listing Rule 5810(c)(2), we will not be permitted to provide the Staff with a plan of compliance with respect to that deficiency and Staff will not be permitted to grant additional time for us to regain compliance with respect to that deficiency, nor will we be afforded an applicable cure or compliance period pursuant to Listing Rule 5810(c)(3). With respect to the Minimum Bid Price Requirement, pursuant to Listing Rule 5815(d)(4)(B), we are subject to a Mandatory Panel Monitor until March 31, 2026. If, within that monitoring period, the Staff finds us again out of compliance with the Minimum Bid Price Requirement, notwithstanding Rule 5810(c)(2), we will not be permitted to provide the Staff with a plan of compliance with respect to that deficiency and Staff will not be permitted to grant additional time for us to regain compliance with respect to that deficiency, nor will we be afforded an applicable cure or compliance period pursuant to Rule 5810(c)(3). In either case described above, the Staff will issue a Delist Determination Letter and we will have an opportunity to request a hearing. Our common stock may at that time be delisted from Nasdaq.

There can be no assurance that we will continue to meet the continued listing requirements of The Nasdaq Capital Market and could be subject to delisting at a future time. Delisting from The Nasdaq Capital Market would adversely affect our ability to raise additional financing through the public or private sale of equity securities, may significantly affect the ability of investors to trade our securities and may negatively affect the value and liquidity of our common stock. Delisting also could have other negative results, including the potential loss of employee confidence, the loss of institutional investors and general investors that will consider investing in our common stock, a reduction in the number of market makers in our common stock, a reduction in the availability of information concerning the trading prices and volume of our common stock, a reduction in the number of broker-dealers willing to execute trades in shares of our common stock or interest in business development opportunities. Further, we would likely become a “penny stock”, which would make trading of our common stock more difficult.

Our management will have broad discretion over the use of the net proceeds from this offering, you may not agree with how we use the proceeds, and the proceeds may not be invested successfully.

Our management will have broad discretion in the application of the net proceeds from this offering, and our stockholders will not have the opportunity as part of their investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. The failure by our management to apply these funds effectively could harm our business. See “Use of Proceeds” on page 13 for a description of our proposed use of proceeds from this offering.

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We will require additional capital funding, the receipt of which may impair the value of our common stock.

Our future capital requirements depend on many factors, including our research, development, sales and marketing activities. We will need to raise additional capital through public or private equity or debt offerings or through arrangements with strategic partners or other sources in order to continue to develop our drug candidates. There can be no assurance that additional capital will be available when needed or on terms satisfactory to us, if at all. To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution and the new equity securities may have greater rights, preferences or privileges than our existing common stock.

We do not intend to pay dividends in the foreseeable future.

We have never paid cash dividends on our common stock and currently do not plan to pay any cash dividends in the foreseeable future.

Your ownership may be diluted if additional capital stock is issued to raise capital, to finance acquisitions or in connection with strategic transactions.

We will require additional, substantial financing in order to complete our clinical trials. We intend to seek to raise additional funds for our operations, to finance acquisitions or to develop strategic relationships by issuing equity or convertible debt securities in addition to the securities issued in this offering, which would reduce the percentage ownership of our existing stockholders. Our board of directors has the authority, without action or vote of the stockholders, to issue all or any part of our authorized but unissued shares of common or preferred stock. Our articles of incorporation authorize us to issue up to 300,000,000 shares of common stock and 5,000,000 shares of preferred stock. Future issuances of common or preferred stock would reduce your influence over matters on which stockholders vote and would be dilutive to earnings per share. In addition, any newly issued preferred stock could have rights, preferences and privileges senior to those of the common stock. Those rights, preferences and privileges could include, among other things, the establishment of dividends that must be paid prior to declaring or paying dividends or other distributions to holders of our common stock or providing for preferential liquidation rights. These rights, preferences and privileges could negatively affect the rights of holders of our common stock, and the right to convert such preferred stock into shares of our common stock at a rate or price that would have a dilutive effect on the outstanding shares of our common stock.

There is no public market for the common warrants or pre-funded warrants being offered in this offering.

There is no established public trading market for the common warrants or pre-funded warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the common warrants or pre-funded warrants on any securities exchange or nationally recognized trading system, including The Nasdaq Stock Market. Without an active market, the liquidity of the common warrants and pre-funded warrants will be limited.

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Holders of our common warrants and pre-funded warrants will have no rights as a common stockholder until they acquire our common stock.

Until holders of our common warrants and pre-funded warrants acquire shares of our common stock upon exercise of such common warrants or pre-funded warrants, the holders will have no rights with respect to shares of our common stock issuable upon exercise of such common warrants or pre-funded warrants. Upon exercise of the common warrants or pre-funded warrants, holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

If we do not maintain a current and effective prospectus relating to the common stock issuable upon exercise of the common warrants and pre-funded warrants, public holders will only be able to exercise such common warrants and pre-funded warrants on a “cashless basis.”

If we do not maintain a current and effective prospectus relating to the shares of common stock issuable upon exercise of the common warrants and pre-funded warrants at the time that holders wish to exercise such warrants, they will only be able to exercise them on a “cashless basis,” and under no circumstances would we be required to make any cash payments or net cash settle such warrants to the holders. As a result, the number of shares of common stock that holders will receive upon exercise of the common warrants and pre-funded warrants will be fewer than it would have been had such holders exercised their common warrants or pre-funded warrants for cash. We will do our best efforts to maintain a current and effective prospectus relating to the shares of common stock issuable upon exercise of such warrants until the expiration of such warrants. However, we cannot assure you that we will be able to do so. If we are unable to do so, the potential “upside” of the holder’s investment in our company may be reduced.

The common warrants and pre-funded warrants are speculative in nature.

The common warrants and pre-funded warrants offered hereby do not confer any rights of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of common stock at a fixed price. Specifically, commencing on the date of issuance, holders of the pre-funded warrants may acquire the common stock issuable upon exercise of such warrants at an exercise price of $0.001 per share and holders of the common warrants may acquire the common stock issuable upon exercise of such warrants at an exercise price per share equal to the public offering price of shares of common stock in this offering. Moreover, following this offering, the market value of the pre-funded warrants and common warrants will be uncertain and there can be no assurance that the market value of such warrants will equal or exceed their public offering price. There can be no assurance that the market price of the common stock will ever equal or exceed the exercise price of the common warrants, and consequently, whether it will ever be profitable for holders of the common warrants to exercise the common warrants.

This is a “best efforts” offering. No minimum amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans, including our near-term business plans.

The placement agent has agreed to use their reasonable best efforts to solicit offers to purchase the securities in this offering. The placement agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, placement agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth above. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to support our continued operations, including our near-term continued operations. Thus, we may not raise the amount of capital we believe is required for our operations and may need to raise additional funds to complete such short-term operations. Such additional fundraises may not be available or available on terms acceptable to us.

We may be required to repurchase the common warrants, which may prevent or deter a third party from acquiring us.

The common warrants provide that in the event of a “Fundamental Transaction” (as defined in the related warrant agreement, which generally includes any merger with another entity, the sale, transfer or other disposition of all or substantially all of our assets to another entity, or the acquisition by a person of more than 50% of our common stock), each common warrant holder will have the right at any time prior to the consummation of the Fundamental Transaction to require us to repurchase the common warrant for a purchase price in cash equal to the Black-Scholes value (as calculated under the warrant agreement) of the then remaining unexercised portion of such common warrant on the date of such Fundamental Transaction, which may materially adversely affect our financial condition and/or results of operations and may prevent or deter a third party from acquiring us.

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If our stock price fluctuates after the offering, you could lose a significant part of your investment.

The market price of our common stock could be subject to wide fluctuations in response to, among other things, the risk factors described in this prospectus, and other factors beyond our control, such as fluctuations in the valuation of companies perceived by investors to be comparable to us. Furthermore, the stock markets have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political, and market conditions, such as recessions, interest rate changes or international currency fluctuations, may negatively affect the market price of our common stock. In the past, many companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

This offering may cause the trading price of our common stock to decrease.

The price per share, together with the number of shares of common stock we issue if this offering is completed, may result in an immediate decrease in the market price of our common stock. This decrease may continue after the completion of this offering.

We have never paid dividends on our capital stock, and we do not anticipate paying dividends in the foreseeable future.

We have never paid dividends on any of our capital stock and currently intend to retain any future earnings to fund the growth of our business. We may also enter into credit agreements or other borrowing arrangements in the future that will restrict our ability to declare or pay cash dividends on our common stock. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that our board of directors may deem relevant. As a result, capital appreciation, if any, of the securities will be the sole source of gain, if any, for the foreseeable future.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements that involve substantial risks and uncertainties. All statements contained in this prospectus, other than statements of historical facts, are forward-looking statements including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “may”, “plan”, “predict”, “project”, “target”, “potential”, “will”, “would”, “could”, “should”, “continue” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among other things, statements about:

•	our ability to obtain additional funding to develop our product candidates;

•	the need to obtain regulatory approval of our product candidates;

•	the success of our clinical trials through all phases of clinical development;

•	compliance with obligations under intellectual property licenses with third parties;

•	any delays in regulatory review and approval of product candidates in clinical development;

•	our ability to commercialize our product candidates;

•	market acceptance of our product candidates;

•	competition from existing products or new products that may emerge;

•	potential product liability claims;

•	our dependency on third-party manufacturers to supply or manufacture our products;

•	our ability to establish or maintain collaborations, licensing or other arrangements;

•	our ability and third parties’ abilities to protect intellectual property rights;

•	our ability to adequately support future growth;

•	our ability to attract and retain key personnel to manage our business effectively;

•	our continued listing on Nasdaq; and

•	our expectations regarding the use of proceeds from this offering.

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These forward-looking statements are only predictions and we may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, so you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our business, financial condition and operating results. We have included important factors in the cautionary statements included in this prospectus that could cause actual future results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

You should read this prospectus with the understanding that our actual future results may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.

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Use of Proceeds

We estimate that the net proceeds from the offering will be approximately $4.6 million, assuming we complete the maximum offering pursuant to this prospectus, after deducting the placement agent fees and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the common warrants. However, because this is a “best efforts” offering and there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, the placement agent’ fees and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth on the cover page of this prospectus. As a result, we may receive significantly less in net proceeds. The combined public offering price per share (or pre-funded warrant) and common warrants will be fixed for the duration of this offering.

We intend to use the net proceeds from this offering for working capital and general corporate purposes. This represents our best estimate of the manner in which we will use the net proceeds we receive from this offering based upon the current status of our business, but we have not reserved or allocated amounts for specific purposes and we cannot specify with certainty how or when we will use any of the net proceeds. Amounts and timing of our actual expenditures will depend on numerous factors. Our management will have broad discretion in applying the net proceeds from this offering.

Pending application of the net proceeds as described above, we intend to invest the proceeds to us in investment-grade, interest-bearing securities such as money market funds, certificates of deposit, or direct or guaranteed obligations of the U.S. government, or hold as cash. We cannot predict whether the proceeds invested will yield a favorable, or any, return.

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CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2024:

•	on an actual basis;

•	on an as adjusted basis to give effect to 1,530,825 shares issued under the Company’s Sales Agreement subsequent to December 31, 2024;

•	on a pro forma as adjusted basis to give further effect to the issuance and sale of 325,000 shares of our common stock, 3,627,570 pre-funded warrants, and accompanying common warrants in this offering, after deducting the placement agent fees and estimated offering expenses payable by us, and assuming no exercise of the pre-funded warrants and no exercise of the common warrants.

You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes incorporated by reference in this prospectus.

	Actual	Pro Forma	Pro Forma As Adjusted
Cash and cash equivalents	$6,461,378	$15,486,321	$20,047,948
Notes Payable	326,072	326,072	326,072
Stockholders’ equity (deficit):
Common stock, par value $0.001 per share: 300,000,000 shares authorized as of December 31, 2024; 1,413,556 shares issued and outstanding as of December 31, 2024; 2,944,381 shares issued and outstanding pro forma; 3,269,381 shares issued and outstanding pro forma as adjusted;	1,414	2,944	3,269
Additional paid-in capital	90,599,901	99,623,313	104,184,615
Accumulated deficit	(84,424,704)	(84,424,704)	(84,424,704)

Total stockholders’ equity (deficit)	6,176,611	15,201,554	19,763,181

Total capitalization	$6,502,683	$15,527,626	$20,089,253

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of May 9, 2025, regarding beneficial ownership of our common stock by:

•	each of our directors;

•	each of our named executive officers;

•	all directors and officers as a group; and

•	each person, or group of affiliated persons, known by us to beneficially own more than five percent of our shares of common stock.

Beneficial ownership is determined according to the rules of the SEC, and generally means that person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security and includes options that are currently exercisable or exercisable within 60 days. Each director or officer, as the case may be, has furnished us with information with respect to beneficial ownership. Except as otherwise indicated, we believe that the beneficial owners of common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply. Except as otherwise noted below, the address for each person or entity listed in the table is c/o CNS Pharmaceuticals, Inc., 2100 West Loop South, Suite 900, Houston, TX 77027.

Name and address of beneficial owner	Shares Beneficially Owned	Percentage of Class (1)
John Climaco	272 (2)(3)	*
Christopher S. Downs	114 (2)(4)	*
Sandra Silberman	12 (2)(5)	*
Faith Charles	26 (6)	*
Jerzy (George) Gumulka	78 (7)	*
Jeffry R. Keyes	33 (8)	*
Bettina Cockroft	20 (9)	*
Amy Mahery	15 (10)	*
Directors and Officers as a group (11 persons)	570	*

* Less than 1%.

(1) Based on 2,944,381 shares of common stock outstanding as of May 9, 2025.

(2) The restricted stock units granted to Mr. Climaco, Mr. Downs and Dr. Silberman vest, in part, on the achievement of certain stock price and clinical trial milestones. For purposes of the above table, we have assume that the foregoing milestones have not been achieved until such time as the board of directors makes a determination that they have been achieved. See “Item 11. Executive Compensation – Executive Officer Compensation – Narrative Disclosure to Summary Compensation Table – Long-Term Incentives” for details on the foregoing restricted stock unit grants.

(3) Includes warrants to purchase 134 shares of common stock which are exercisable within 60 days of May 9, 2025, options to purchase 33 shares of common stock which are exercisable within 60 days of May 9, 2025 4 restricted stock units which have vested by May 9, 2025, and 4 restricted stock units which will vest within 60 days of May 9, 2025.

(4) Includes warrants to purchase 54 shares of common stock which are exercisable within 60 days of May 9, 2025, options to purchase 17 shares of common stock which are exercisable within 60 days of May 9, 2025 2 restricted stock units which have vested by May 9, 2025, and 2 restricted stock units which will vest within 60 days of May 9, 2025.

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(5) Includes options to purchase 10 shares of common stock which are exercisable within 60 days of May 9, 2025 1 restricted stock unit which have vested by May 9, 2025, and 1 restricted stock unit which will vest within 60 days of May 9, 2025.

(6) Includes options to purchase 19 shares of common stock which are exercisable within 60 days of May 9, 2025 and 7 restricted stock units which have vested by May 9, 2025.

(7) Includes warrants to purchase 28 shares of common stock which are exercisable within 60 days of May 9, 2025, options to purchase 27 shares of common stock which are exercisable within 60 days of May 9, 2025 and 7 restricted stock units which have vested by May 9, 2025.

(8) Includes options to purchase 26 shares of common stock which are exercisable within 60 days of May 9, 2025 and 7 restricted stock units which have vested by May 9, 2025.

(9) Includes options to purchase 13 shares of common stock which are exercisable within 60 days of May 9, 2025 and 7 restricted stock units which have vested by May 9, 2025.

(10) Includes options to purchase 8 shares of common stock which are exercisable within 60 days of May 9, 2025 and 7 restricted stock units which have vested by May 9, 2025.

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Description of Capital Stock

The following summary of the rights of our capital stock is not complete and is subject to and qualified in its entirety by reference to our amended and restated articles of incorporation and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part, which are incorporated by reference herein, and the applicable provisions of the Nevada Revised Statutes.

Our amended and restated articles of incorporation authorize us to issue up to 300,000,000 shares of common stock and 5,000,000 shares of preferred stock.

Common Stock

Shares of our common stock have the following rights, preferences and privileges:

Voting

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Any action at a meeting at which a quorum is present will be decided by a majority of the voting power present in person or represented by proxy, except in the case of any election of directors, which will be decided by a plurality of votes cast. There is no cumulative voting.

Dividends

Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for payment, subject to the rights of holders, if any, of any class of stock having preference over the common stock. Any decision to pay dividends on our common stock will be at the discretion of our board of directors. Our board of directors may or may not determine to declare dividends in the future. The board’s determination to issue dividends will depend upon our profitability and financial condition any contractual restrictions, restrictions imposed by applicable law and the SEC, and other factors that our board of directors deems relevant.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of our common stock will be entitled to share ratably on the basis of the number of shares held in any of the assets available for distribution after we have paid in full, or provided for payment of, all of our debts and after the holders of all outstanding series of any class of stock have preference over the common stock, if any, have received their liquidation preferences in full.

Other

Our issued and outstanding shares of common stock are fully paid and nonassessable. Holders of shares of our common stock are not entitled to preemptive rights. Shares of our common stock are not convertible into shares of any other class of capital stock, nor are they subject to any redemption or sinking fund provisions.

Preferred Stock

We are authorized to issue up to 5,000,000 shares of preferred stock. We have no shares of preferred stock outstanding. Our amended and restated articles of incorporation authorizes the board to issue these shares in one or more series, to determine the designations and the powers, preferences and relative, participating, optional or other special rights and the qualifications, limitations and restrictions thereof, including the dividend rights, conversion or exchange rights, voting rights (including the number of votes per share), redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series. Our board of directors could, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of common stock and which could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

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Articles of Incorporation and Bylaw Provisions

Our amended and restated articles of incorporation and bylaws include a number of anti-takeover provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include:

Advance Notice Requirements. Our bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of stockholders. These procedures provide that notice of stockholder proposals must be timely and given in writing to our corporate Secretary. Generally, to be timely, notice must be received at our principal executive offices not fewer than 120 calendar days prior to the first anniversary date on which our notice of meeting and related proxy statement were mailed to stockholders in connection with the previous year’s annual meeting of stockholders. The notice must contain the information required by the bylaws, including information regarding the proposal and the proponent.

Special Meetings of Stockholders. Our bylaws provide that special meetings of stockholders may be called at any time by only the Chairman of the Board, the Chief Executive Officer, the President or the board of directors, or in their absence or disability, by any vice president.

Amendment of Bylaws. Our stockholders may amend any provisions of our bylaws by obtaining the affirmative vote of the holders of a majority of each class of issued and outstanding shares of our voting securities, at a meeting called for the purpose of amending and/or restating our bylaws.

Preferred Stock. Our amended and restated articles of incorporation authorizes our board of directors to create and issue rights entitling our stockholders to purchase shares of our stock or other securities. The ability of our board to establish the rights and issue substantial amounts of preferred stock without the need for stockholder approval may delay or deter a change in control of us. See “Preferred Stock” above.

Nevada Takeover Statute

The Nevada Revised Statutes contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. Nevada’s “acquisition of controlling interest” statutes (NRS 78.378 through 78.3793, inclusive) contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws provide generally that any person that acquires a “controlling interest” in certain Nevada corporations may be denied voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. These laws will apply to us if we were to have 200 or more stockholders of record (at least 100 of whom have addresses in Nevada appearing on our stock ledger) and do business in the State of Nevada directly or through an affiliated corporation, unless our amended and restated articles of incorporation or bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. These laws provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply. These laws may have a chilling effect on certain transactions if our amended and restated articles of incorporation or amended and restated bylaws are not amended to provide that these provisions do not apply to us or to an acquisition of a controlling interest, or if our disinterested stockholders do not confer voting rights in the control shares.

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Nevada’s “combinations with interested stockholders” statutes (NRS 78.411 through 78.444, inclusive) provide that specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” of the corporation are prohibited for two years after such person first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination (or the transaction by which such person becomes an “interested stockholder”) in advance, or unless the combination is approved by the board of directors and 60% of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Furthermore, in the absence of prior approval certain restrictions may apply even after such two-year period. For purposes of these statutes, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an “interested stockholder”. These laws generally apply to Nevada corporations with 200 or more stockholders of record. However, a Nevada corporation may elect in its articles of incorporation not to be governed by these particular laws, but if such election is not made in the corporation’s original articles of incorporation, the amendment (1) must be approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power of the corporation not beneficially owned by interested stockholders or their affiliates and associates, and (2) is not effective until 18 months after the vote approving the amendment and does not apply to any combination with a person who first became an interested stockholder on or before the effective date of the amendment. We have not made such an election in our original articles of incorporation or in our amended and restated articles of incorporation.

Limitations on Liability and Indemnification of Officers and Directors

Our amended and restated articles of incorporation and bylaws limit the liability of our officers and directors and provide that we will indemnify our officers and directors, in each case, to the fullest extent permitted by the Nevada Revised Statutes.

Listing

Our common stock is listed on The Nasdaq Capital Market under the symbol “CNSP.”

Transfer Agent

The transfer agent for our common stock is Continental Stock Transfer and Trust.

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Description of PRE-FUNDED WARRANTS

The following summary of certain terms and provisions of pre-funded warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the pre-funded warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Form. The pre-funded warrants will be issued as individual warrant agreements to the investors. You should review the form of pre-funded warrant, filed as an exhibit to the registration statement of which this prospectus forms a part, for a complete description of the terms and conditions applicable to the pre-funded warrants.

Exercisability. The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full in immediately available funds for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as described below). A holder (together with its affiliates) may not exercise any portion of the pre-funded warrant to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s pre-funded warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrants. Purchasers of pre-funded warrants in this offering may also elect prior to the issuance of the pre-funded warrants to have the initial exercise limitation set at 9.99% of our outstanding common stock. No fractional shares of common stock will be issued in connection with the exercise of a pre-funded warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Duration and Exercise Price. The exercise price per whole share of our common stock purchasable upon the exercise of the pre-funded warrants is $0.001 per share of common stock. The pre-funded warrants will be immediately exercisable and may be exercised at any time until the pre-funded warrants are exercised in full. The exercise price of the pre-funded warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Cashless Exercise. If, at any time after the holder’s purchase of pre-funded warrants, such holder exercises its pre-funded warrants and a registration statement registering the issuance of the shares of common stock underlying the pre-funded warrants under the Securities Act is not then effective or available (or a prospectus is not available for the resale of shares of common stock underlying the pre-funded warrants), then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder shall instead receive upon such exercise (either in whole or in part) only the net number of shares of common stock determined according to a formula set forth in the pre-funded warrants. Notwithstanding anything to the contrary, in the event we do not have or maintain an effective registration statement, there are no circumstances that would require us to make any cash payments or net cash settle the pre-funded warrants to the holders.

Transferability. Subject to applicable laws, the pre-funded warrants may be offered for sale, sold, transferred or assigned at the option of the holder upon surrender of the pre-funded warrant to us together with the appropriate instruments of transfer.

Exchange Listing. We do not plan on applying to list the pre-funded warrants on Nasdaq, any other national securities exchange or any other nationally recognized trading system.

Fundamental Transactions. In the event of a fundamental transaction, as described in the pre-funded warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the pre-funded warrants will be entitled to receive upon exercise of the pre-funded warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction.

Rights as a Stockholder. Except by virtue of such holder’s ownership of shares of our common stock, the holder of a pre-funded warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the pre-funded warrant.

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Description of COMMON WARRANTS

The following summary of certain terms and provisions of common warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the common warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Series F Warrant

Form. The Series F warrants will be issued as individual warrant agreements to the investors. You should review the form of Series F warrant, filed as an exhibit to the registration statement of which this prospectus forms a part, for a complete description of the terms and conditions applicable to the Series F warrants.

Exercisability. The Series F warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full in immediately available funds for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as described below). A holder (together with its affiliates) may not exercise any portion of the Series F warrant to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s Series F warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Series F warrants. Purchasers of Series F warrants in this offering may also elect prior to the issuance of the Series F warrants to have the initial exercise limitation set at 9.99% of our outstanding common stock. No fractional shares of common stock will be issued in connection with the exercise of a Series F warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Duration and Exercise Price. The exercise price per whole share of our common stock purchasable upon the exercise of the Series F warrants is $1.14 per share of common stock. The Series F warrants will be exercisable beginning on the Initial Exercise Date. The Series F warrants will expire five years from the Initial Exercise Date. The exercise price of the Series F warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Cashless Exercise. If, at any time after the holder’s purchase of Series F warrants, such holder exercises its Series F warrants and a registration statement registering the issuance of the shares of common stock underlying the Series F warrants under the Securities Act is not then effective or available (or a prospectus is not available for the resale of shares of common stock underlying the Series F warrants), then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder shall instead receive upon such exercise (either in whole or in part) only the net number of shares of common stock determined according to a formula set forth in the Series F warrants. Notwithstanding anything to the contrary, in the event we do not have or maintain an effective registration statement, there are no circumstances that would require us to make any cash payments or net cash settle the Series F warrants to the holders.

Transferability. Subject to applicable laws, the Series F warrants may be offered for sale, sold, transferred or assigned at the option of the holder upon surrender of the Series F warrant to us together with the appropriate instruments of transfer.

Exchange Listing. We do not plan on applying to list the Series F warrants on the Nasdaq Capital Market, any other national securities exchange or any other nationally recognized trading system.

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Fundamental Transactions. In the event of a fundamental transaction, as described in the Series F warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the Series F warrants will be entitled to receive upon exercise of the Series F warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Series F warrants immediately prior to such fundamental transaction. In the case of certain fundamental transactions affecting us, a holder of Series F warrants, upon exercise of such warrants after such fundamental transaction, will have the right to receive, in lieu of shares of our common stock, the same amount and kind of securities, cash or property that such holder would have been entitled to receive upon the occurrence of the fundamental transaction, had the Series F warrants been exercised immediately prior to such fundamental transaction. In lieu of such consideration, a holder of Series F warrants may instead elect to receive a cash payment based upon the Black-Scholes value of their Series F warrants.

Rights as a Stockholder. Except by virtue of such holder’s ownership of shares of our common stock, the holder of a Series F warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the Series F warrant.

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PLAN OF DISTRIBUTION

A.G.P./Alliance Global Partners has agreed to act as our sole placement agent in connection with this offering subject to the terms and conditions of the placement agency agreement dated May 13, 2025. The placement agent is not purchasing or selling any of the securities offered by this prospectus, nor are they required to arrange the purchase or sale of any specific number or dollar amount of securities, but have agreed to use their reasonable best efforts to arrange for the sale of all of the securities offered hereby. We will enter into a securities purchase agreement (the “purchase agreement”) directly with the investors who purchase our securities in this offering, at the investors’ option. Investors who do not enter into the purchase agreement shall rely solely on this prospectus in connection with the purchase of our securities in this offering.

We expect this offering to be completed not later than one business day following the commencement of the offering and we will deliver the securities being issued to each investor upon receipt of such investor’s funds for the purchase of the securities offered pursuant to this prospectus and we will deliver all securities to be issued in connection with this offering delivery versus payment (DVP)/receipt versus payment (RVP) upon receipt of investor funds received by us. We expect to deliver the securities being offered pursuant to this prospectus on or about May 14, 2025.

We have agreed to indemnify the placement agent against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the placement agent may be required to make in respect thereof.

Placement Agent Fees, Commissions and Expenses

This offering is being conducted on a reasonable best efforts basis and the placement agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of securities. Upon the closing of this offering, we will pay the placement agent a cash transaction fee equal to 7.0% of the aggregate gross cash proceeds to us from the sale of the securities in the offering. In addition, we will reimburse the placement agent for up to $85,000 for the placement agent’ legal fees, and for certain reasonable non-accountable fees and expenses not to exceed 1.0% of the aggregate gross cash proceeds to us from the sale of the securities in the offering.

The following table shows the public offering price, placement agent fees and proceeds, before expenses, to us, assuming the sale of all the shares of common stock we are offering and no exercise of any warrants.

	Per Share and Accompanying Common Warrant	Per Pre-Funded Warrant and Accompanying Common Warrant	Total
Public offering price	$1.265	$1.264	$4,996,373.48
Placement Agent fees	$0.089	$0.088	$349,746.14
Proceeds, before expenses, to us	$1.176	$1.175	$4,646,627.34

We estimate that the total expenses of the offering payable by us, excluding the total placement agent fees, will be approximately $200,000.

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Lock-Up Agreements

Our directors and executive officers have entered into lock-up agreements. Under these agreements, these individuals have agreed, subject to specified exceptions, not to sell or transfer any shares of common stock or securities convertible into, or exchangeable or exercisable for, our shares of common stock during a period ending 45 days after the closing of this offering, without first obtaining the written consent of the sole placement agent. Specifically, these individuals have agreed, in part, not to:

•	sell, offer, contract or grant any option to sell (including any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-l(h) under the Exchange Act;

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our securities, whether any such transaction is to be settled by delivery of our shares of common stock, in cash or otherwise;

•	make any demand for or exercise any right with respect to the registration of any of our securities;

•	publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge;

•	or other arrangement relating to any of our securities.

Notwithstanding these limitations, these shares of common stock may be transferred under limited circumstances, including, without limitation, by gift, will or intestate succession.

In addition, we have agreed that, subject to certain exceptions, we will not (i) conduct any issuances of our common stock for a period of 45 days following closing of this offering or (ii) enter into a variable rate transaction (as defined in the purchase agreement) for a period of 180 days following closing of this offering; provided that for the period commencing on the 46th day following the closing of this offering, we will be permitted to make any sales under any “at-the-market offering” sales agreement with A.G.P./Alliance Global Partners.

Regulation M

Each placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the shares sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, each placement agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares by the placement agent acting as principal. Under these rules and regulations, the placement agent:

•	may not engage in any stabilization activity in connection with our securities; and

•	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Listing

Our common stock is listed on The Nasdaq Capital Market under the symbol “CNSP.” There is no established public market for the common warrants or pre-funded warrants, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the common warrants or pre-funded warrants on any national securities exchange.

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Discretionary Accounts

The placement agent does not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Other Relationships

In October 2023, we completed the warrant inducement transaction. We engaged A.G.P./Alliance Global Partners (“AGP") to act as our financial advisor in connection with the transaction and paid A.G.P./Alliance Global Partners a fee of $145,000. In December 2023, we engaged A.G.P./Alliance Global Partners to act as our lead placement agent in connection with a registered offering and paid A.G.P./Alliance Global Partners a fee of $279,222.

In January 2024, we completed a public offering of our securities. In connection therewith, we entered into a placement agency agreement with AGP and Maxim Group LLC (“Maxim” and collectively with AGP, the “January Placement Agents”) pursuant to which we agreed to pay the January Placement Agents  an aggregate fee equal to 7% of the gross proceeds received by us from the sale of the securities in the transaction. We also agreed to reimburse the January Placement Agents for (i) up to $75,000 for the placement agents’ legal fees, (ii) up to $25,000 of the aggregate gross proceeds of the offering for certain reasonable non-accountable fees and expenses and (iii) closing costs (including the reimbursement of the reasonable out-of-pocket cost of the escrow agent or clearing agent) in an amount up to $10,000.

In mid June 2024, we completed a registered direct offering and concurrent private placement. In connection therewith, we entered into a financial advisory agreement with AGP pursuant to which we agreed to pay AGP an aggregate fee equal to 6.5% of the aggregate gross proceeds received by us from the sale of the securities in the offering and private placement. We also agreed to reimburse AGP for up to $80,000 in legal fees and expenses.

In late June 2024, we completed a second registered direct offering and concurrent private placement that month. In connection therewith, we entered into a financial advisory agreement with AGP pursuant to which we agreed to pay AGP an aggregate fee equal to 6.5% of the aggregate gross proceeds received by us from the sale of the securities in the offering and private placement. We also agreed to reimburse AGP for up to $80,000 in legal fees and expenses.

In July 2024, we completed a registered direct offering and concurrent private placement. In connection therewith, we entered into a financial advisory agreement with AGP pursuant to which we agreed to pay AGP an aggregate fee equal to 6.5% of the aggregate gross proceeds received by us from the sale of the securities in the offering and private placement. We also agreed to reimburse AGP for up to $65,000 in legal fees and expenses.

On July 26, 2024, we entered into a sales agreement (the Sales Agreement) with AGP. Pursuant to the terms of the Sales Agreement, the Company may sell from time to time through AGP, as sales agent or principal, shares of the Company’s common stock. The Company will pay a commission to AGP of 3.0% of the gross proceeds of the sale of the shares of common stock sold under the Sales Agreement and reimburse AGP for certain expenses. The Company has also provided AGP with customary indemnification rights.

In October 2024, we completed a registered direct offering. In connection therewith, we entered into a financial advisory agreement with AGP pursuant to which we agreed to pay AGP an aggregate fee equal to 6.5% of the aggregate gross proceeds received by us from the sale of the securities in the offering and private placement. We also agreed to reimburse AGP for up to $60,000 in legal fees, non-accountable expenses of $20,000, and up to $10,000 in out-of-pocket closing costs.

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The placement agent and certain of its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The placement agent and certain of its affiliates may in the future perform various commercial and investment banking and financial advisory services for us and our affiliates, for which they will receive customary fees and expenses.

In the ordinary course of their various business activities, the placement agent and certain of its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the placement agent or its affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The placement agent and its affiliates may hedge such exposure by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the common stock offered hereby. Any such short positions could adversely affect future trading prices of the common stock offered hereby. The placement agent and certain of its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

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LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by ArentFox Schiff LLP, Washington, DC. The placement agent is being represented by Sullivan & Worcester LLP, New York, New York, in connection with this offering.

EXPERTS

The financial statements of CNS Pharmaceuticals, Inc. incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2024 have been so incorporated in reliance on the report which contains an explanatory paragraph regarding the Company’s ability to continue as a going concern of MaloneBailey, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2024, filed on March 31, 2025;

•	Our Annual Report on Form 10-K/A for the year ended December 31, 2024, filed on April 30, 2025;

•	Our Current Reports on Form 8-K filed on January 3, 2025; February 21, 2025; March 20, 2025; and March 31, 2025; in each case to the extent the information in such reports is filed and not furnished; and

•	the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on November 5, 2019, including any amendments or reports filed for the purposes of updating this description, including any exhibits to our Annual Report on Form 10-K.

Additionally, all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after (i) the date of the initial registration statement and prior to effectiveness of the registration statement, and (ii) the date of this prospectus and before the termination or completion of any offering hereunder, shall be deemed to be incorporated by reference into this prospectus from the respective dates of filing of such documents, except that we do not incorporate any document or portion of a document that is “furnished” to the SEC, but not deemed “filed.”

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents to CNS Pharmaceuticals, Inc., Attn: Corporate Secretary, 2100 West Loop South, Suite 900, Houston, TX 77027.

You also may access these filings on our website at www.cnspharma.com. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus).

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act for the securities being offered by this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement and the exhibits. For further information about us and the securities offered by this prospectus, you should refer to the registration statement and its exhibits. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. SEC filings are also available to the public at the SEC’s website at www.sec.gov.

We are subject to the reporting and information requirements of the Exchange Act and, as a result, we file periodic and current reports, proxy statements and other information with the SEC. We make our periodic reports and other information filed with or furnished to the SEC, available, free of charge, through our website as soon as reasonably practicable after those reports and other information are filed with or furnished to the SEC. Additionally, these periodic reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above.

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325,000 Shares of Common Stock

3,627,570 Pre-Funded Warrants to Purchase up to 3,627,570 Shares of Common Stock

3,952,570 Series F Common Warrants to Purchase up to 3,952,570 Shares of Common Stock

Up to 3,627,570 Shares of Common Stock Underlying such Pre-Funded Warrants

Up to 3,952,570 Shares of Common Stock Underlying such Series F Common Warrants

CNS Pharmaceuticals, Inc.

Sole Placement Agent

A.G.P.

PROSPECTUS

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